Exhibit 99.1

Titan Pharmaceuticals, Inc.

TITAN PHARMACEUTICALS ANNOUNCES UPLISTING TO NASDAQ

SOUTH SAN FRANCISCO, CA – Oct. 8, 2015 – Titan Pharmaceuticals, Inc. (OTCQB: TTNPD), a specialty pharmaceutical company developing proprietary therapeutics for the treatment of select chronic diseases utilizing its ProNeura™ long-term, continuous drug delivery technology, announced today that it has received approval to list its common stock on the NASDAQ Capital Market effective at the opening of trading on Monday, Oct.12, 2015. The company's stock will trade under the symbol TTNP.

"Uplisting to the NASDAQ Capital Market comes at an important time of growth for Titan, as we await potential approval of Probuphine® in the first quarter of next year and expand our pipeline of product candidates based on our ProNeura long-term, continuous drug delivery technology," said Titan President Sunil Bhonsle. "As a company listed on NASDAQ, Titan will gain greater visibility across a broader range of professional and institutional investors, and potentially generate more value for all of our shareholders."

Before trading on NASDAQ commences, Titan’s common stock will continue to be quoted on the OTCQB under the symbol TTNPD.

About Titan Pharmaceuticals

Titan Pharmaceuticals Inc. (OTCQB: TTNPD), based in South San Francisco, CA, is a specialty pharmaceutical company developing proprietary therapeutics primarily for the treatment of serious medical disorders. The company’s lead product candidate is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan’s proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Titan has granted U.S. and Canadian commercial rights for Probuphine to Braeburn Pharmaceuticals. If approved, Probuphine would be the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions, such as Parkinson’s disease, where maintaining consistent blood levels of a therapeutic agent may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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CONTACT:

Titan Pharmaceuticals, Inc.:

Sunil Bhonsle, President

(650) 244-4990

Investors:

Stephen Kilmer

(647) 872-4849

skilmer@titanpharm.com

Media:

Susan Thomas

(619) 540-9195

sthomas@titanpharm.com